Exhibit 99.1

Press Release	Contacts:
www.aig.com	Quentin McMillan (Investors): quentin.mcmillan@aig.com
Claire Talcott (Media): claire.talcott@aig.com

AIG Reports First Quarter 2023 Results

❖	General Insurance delivered underwriting income of $502 million, representing the strongest first quarter underwriting results; Commercial Lines net premiums written (NPW) grew 6% year-over-year or 11% on a constant dollar basis and adjusted for the International lag elimination*

❖	General Insurance combined ratio of 91.9% improved 1.0 point from the prior year quarter and adjusted accident year combined ratio* (AYCR) of 88.7% improved 0.8 point from the prior year quarter, marking the fifth consecutive year of margin improvement

❖	Life and Retirement reported a strong quarter with continued sales momentum and a 60-basis point improvement in base investment yield year-over-year

❖	Net income per diluted common share was $0.03, compared to $5.04 in the prior year quarter, and adjusted after-tax income attributable to AIG common shareholders* (AATI) per diluted common share was $1.63, an increase of 9% compared to $1.49 in the prior year quarter

❖	AIG repurchased $603 million of common stock in the first quarter and paid $241 million of dividends

❖	The AIG Board of Directors declared a cash dividend of $0.36 per share on AIG common stock, a 12.5% increase from prior quarterly dividends, commencing with the second quarter dividend, payable on June 30, 2023

FIRST QUARTER 2023 NOTEWORTHY ITEMS

•	General Insurance adjusted pre-tax income (APTI) increased $37 million to $1.2 billion from the prior year quarter as a result of better underwriting results with 1.0 point of combined ratio improvement, and higher investment income on fixed maturity securities and loans, partially offset by lower alternative investment income.

•	Life and Retirement APTI decreased $48 million to $886 million from the prior year quarter, due to lower alternative investment income and lower fee income, partially offset by higher base portfolio income and improved mortality experience.

•	Net income attributable to AIG common shareholders was $23 million, or $0.03 per diluted common share, compared to $4.2 billion, or $5.04 per diluted common share, in the prior year quarter.

•	AATI was $1.21 billion, or $1.63 per diluted common share, compared to $1.49 per diluted common share, in the prior year quarter, primarily driven by a 10% reduction in weighted average diluted shares outstanding as well as better underwriting results and higher net investment income.

•	Return on common equity (ROCE) and adjusted ROCE* were 0.2% and 8.7%, respectively, on an annualized basis. Adjusted ROCE for General Insurance was 11.6% and for Life and Retirement 10.7%, both on an annualized basis.

•	As of March 31, 2023, book value per common share was $58.87, an increase of 7% compared to $55.15 at December 31, 2022. Adjusted book value per common share* was $75.87, in line with $75.90 at December 31, 2022.

* Refers to financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Comment on Regulation G and Non-GAAP Financial Measures.

NEW YORK, May 4, 2023 – American International Group, Inc. (NYSE: AIG) today reported financial results for the first quarter ended March 31, 2023.

AIG Chairman & Chief Executive Officer Peter Zaffino said: “AIG successfully navigated a complex environment to produce excellent first quarter results that demonstrate our ability to deliver high-quality outcomes for stakeholders, grow our business, manage volatility, and improve profitability. We also continue to execute on achieving underwriting and operational excellence, and capital and investment management strategies.

“General Insurance net premiums written increased 5% year-over-year. On a constant dollar basis and adjusted for the International lag elimination, net premiums written increased 10%, driven by strong growth in North America Commercial led by Validus Re and Lexington, and International Commercial, led by Global Specialty. North America Commercial rate, excluding Workers’ Compensation, re-accelerated with an 8% increase in the quarter, and International Commercial rate also increased 8%, in each case exceeding loss cost trends.

“Improvement in our combined ratios and underwriting profitability continued. The combined ratio was 91.9% and the accident year combined ratio, ex-CAT, was 88.7%, a 100-basis point and 80-basis point improvement, respectively, from the prior year quarter. In Global Commercial, the combined ratio was 89.2%, a 180-basis point improvement from the prior year quarter and the accident year combined ratio, ex-CAT, was 84.9%, a 110-basis point improvement from the prior year quarter. Underwriting income was over $500 million, representing the strongest first quarter underwriting results AIG has achieved. These significant accomplishments demonstrate that our strategy in General Insurance of focusing on underwriting excellence and volatility management enables sustainable growth and underwriting profitability over the long-term.

“Our Life and Retirement business (known as Corebridge Financial, Inc.) had a very strong quarter reflecting its market-leading position and promising future as a standalone company. Premiums grew 159% to $2.2 billion. Premiums and deposits* grew 44% to $10.4 billion supported by record sales in Fixed Annuity and Fixed Index Annuity products. Base investment yield grew by 60 basis points year-over-year, driven by higher reinvestment yield. Individual Retirement net flows in the General Account were positive $1.3 billion in the quarter.

“Net investment income was $3.5 billion in the first quarter and $3.1 billion on an APTI basis. This reflects our active management of the portfolio over the last several quarters to improve the overall quality of investments and reduce volatility. We saw significant uplift from new money investments as well as higher resets on floating rate securities.

“We continued to execute on our capital management strategy, maintaining strong insurance subsidiary capital and parent liquidity. During the first quarter, we returned $844 million to shareholders through $603 million of AIG common stock repurchases and $241 million of AIG dividends.

“In addition, the AIG Board of Directors approved a 12.5% increase in our quarterly common stock dividend to $0.36 per share starting in the second quarter of 2023, another milestone that reflects the confidence we have in the future earnings power of AIG.

“The environment we operate in is continually shifting and remains volatile and unpredictable. I am very proud of how our colleagues remain focused on and dedicated to making significant progress on our journey to become a top performing company, despite challenging external factors. Our first quarter results demonstrate the resilience of AIG and our steadfast commitment to long-term value creation for our shareholders and other stakeholders.”

For the first quarter of 2023, pre-tax loss from continuing operations was $231 million, compared to pre-tax income of $5.7 billion in the prior year quarter. Net income attributable to AIG common shareholders was $23 million, or $0.03 per diluted common share, compared to $4.2 billion, or $5.04 per diluted common share, in the prior year quarter. The decline was mostly due to net realized losses on Fortitude Re funds withheld embedded derivative as well as net realized losses excluding Fortitude Re funds withheld assets and embedded derivative, and lower alternative investment income, partially offset by higher General Insurance underwriting income and investment income on the fixed maturity securities and loan portfolios. These pre-tax movements were partially offset by a lower income tax expense as well as a higher net loss attributable to noncontrolling interest due to noncontrolling interest losses on Corebridge in 2023 compared to gains in 2022 and the 12.4% public floating interest from the initial public offering (IPO).

AATI was $1.21 billion, or $1.63 per diluted common share, for the first quarter of 2023 compared to $1.23 billion, or $1.49 per diluted common share, in the prior year quarter. The decrease in AATI was driven by lower alternative investment income, partially offset by higher General Insurance underwriting results and net investment income on the fixed maturity securities and loan portfolios.

Total consolidated net investment income for the first quarter of 2023 was $3.5 billion, an increase of 9% from $3.2 billion in the prior year quarter, benefiting from $618 million of improvement in interest and dividends as a result of higher yields on the fixed maturity securities and loan portfolios, partially offset by lower alternative investment income. Total net investment income on an APTI basis* was $3.1 billion, an increase of $77 million from the prior year quarter.

As of March 31, 2023, AIG’s total invested assets, excluding Fortitude Re funds withheld assets, was $285.2 billion. The Commercial Mortgage Loan (CML) balance was 12% of total invested assets with weighted average loan-to-value ratio of 59% and weighted average debt service coverage ratio of 1.9x. The largest property type of CML portfolio is multifamily housing. Office loans account for 3% of total invested assets with concentration in major metropolitan areas, and 79% are Class A properties.

On January 1, 2023, AIG adopted the new accounting standard for Targeted Improvements to the Accounting for Long-Duration Contracts (the standard or LDTI), with a transition date of January 1, 2021. AIG adopted the standard using the modified retrospective transition method relating to liabilities for traditional and limited payment contracts and deferred policy acquisition costs. AIG also adopted the standard in relation to market risk benefits on a full retrospective basis. The previously reported 2021 and 2022 financial results have been recast for LDTI related changes. This resulted in a cumulative increase in AIG common shareholders' equity of $1.0 billion from $39.5 billion, as originally reported, to $40.5 billion at December 31, 2022, and an increase in AIG adjusted common shareholders’ equity* of $1.5 billion or 2.8% from $54.2 billion to $55.7 billion, as recast.

Book value per common share was $58.87 as of March 31, 2023, an increase of 7% from December 31, 2022 and a decrease of 16% from March 31, 2022. The year-over-year decrease was driven by the increase in accumulated other comprehensive loss (AOCI) as a result of higher interest rates. Adjusted book value per common share was $75.87, in line with December 31, 2022 and an increase of 4% from March 31, 2022, primarily due to share repurchases in the past twelve months. Adjusted tangible book value per common share* was $69.37, a decrease of 0.1% from December 31, 2022 and an increase of 4% from March 31, 2022.

For the first quarter of 2023, AIG repurchased $603 million of common stock or approximately 11 million shares, paid $241 million of common and preferred dividends, issued $750 million of senior unsecured notes, and ended the quarter with parent liquidity of $3.9 billion. AIG’s ratio of total debt and preferred stock to total capital at March 31, 2023 was 32.8%, down from 33.6% at December 31, 2022, primarily driven by AOCI mark-to-market adjustments for certain investment portfolios, partially offset by the March debt issuance. Excluding AOCI, the total debt and preferred stock to total capital ratio was 26.3% at March 31, 2023.

The AIG Board of Directors declared a quarterly cash dividend on AIG common stock of $0.36 per share, a 12.5% increase from the prior dividend paid in March 2023 of $0.32 per share. The dividend is payable on June 30, 2023 to stockholders of record at the close of business on June 16, 2023.

The AIG Board of Directors also declared a quarterly cash dividend of $365.625 per share on AIG Series A 5.85% Non-Cumulative Perpetual Preferred Stock, with a liquidation preference of $25,000 per share, which is represented by depositary shares (NYSE: AIG PRA), each representing a 1/1,000th interest in a share of preferred stock. Holders of depositary shares will receive $0.365625 per depositary share. The dividend is payable on June 15, 2023 to holders of record at the close of business on May 31, 2023.

FINANCIAL SUMMARY

	Three Months Ended
	March 31,
($ in millions, except per common share amounts)	2022	2023
Net income attributable to AIG common shareholders	$4,166	$23
Net income per diluted share attributable to AIG common shareholders	$5.04	$0.03

Adjusted pre-tax income (loss)	$1,724	$1,643
General Insurance	1,211	1,248
Life and Retirement	934	886
Other Operations	(421)	(491)

Net investment income	$3,237	$3,533
Net investment income, APTI basis	2,998	3,075

Adjusted after-tax income attributable to AIG common shareholders	$1,228	$1,211
Adjusted after-tax income per diluted share attributable to AIG common shareholders	$1.49	$1.63

Weighted average common shares outstanding - diluted (in millions)	826.0	744.1

Return on common equity	27.4%	0.2
Adjusted return on common equity	8.5%	8.7

Book value per common share	$69.95	$58.87
Adjusted book value per common share	$72.62	$75.87

Common shares outstanding (in millions)	800.2	727.6

GENERAL INSURANCE

	Three Months Ended March 31,
($ in millions)	2022	2023	Change
Gross premiums written	$11,512	$12,028	4%

Net premiums written	$6,633	$6,965	5%
North America	3,151	3,680	17
North America Commercial Lines	2,952	3,367	14
North America Personal Insurance	199	313	57
International	3,482	3,285	(6)
International Commercial Lines	2,085	1,996	(4)
International Personal Insurance	1,397	1,289	(8)

Underwriting income (loss)	$446	$502	13%
North America	256	299	17
North America Commercial Lines	267	331	24
North America Personal Insurance	(11)	(32)	(191)
International	190	203	7
International Commercial Lines	125	155	24
International Personal Insurance	65	48	(26)

Net investment income, APTI basis	$765	$746	(2)%
Adjusted pre-tax income	$1,211	$1,248	3%
Return on adjusted segment common equity	12.3%	11.6%	(0.7	) pts

Underwriting ratios:
North America Combined Ratio (CR)	90.8	90.0	(0.8	) pts
North America Commercial Lines CR	88.8	87.1	(1.7)
North America Personal Insurance CR	102.6	107.9	5.3
International CR	94.5	93.8	(0.7)
International Commercial Lines CR	93.6	91.9	(1.7)
International Personal Insurance CR	95.7	96.4	0.7
General Insurance (GI) CR	92.9	91.9	(1.0)

GI Loss ratio	60.9	59.9	(1.0	) pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(4.5)	(4.2)	0.3
Prior year development, net of reinsurance and prior year premiums	1.1	1.0	(0.1)
GI Accident year loss ratio, as adjusted	57.5	56.7	(0.8)
GI Expense ratio	32.0	32.0	—
GI Accident year combined ratio, as adjusted	89.5	88.7	(0.8)

Accident year combined ratio, as adjusted (AYCR):
North America AYCR	90.6	88.7	(1.9	) pts
North America Commercial Lines AYCR	88.1	85.7	(2.4)
North America Personal Insurance AYCR	105.2	107.6	2.4
International AYCR	88.6	88.7	0.1
International Commercial Lines AYCR	83.5	83.7	0.2
International Personal Insurance AYCR	95.2	95.9	0.7

General Insurance

•	First quarter 2023 NPW of $7.0 billion increased 5% from the prior year quarter, which had International reported on a one month lag and included the impact of a weaker US dollar compared to first quarter 2022. On a constant dollar basis and adjusted for the lag elimination, NPW increased 10%, driven by solid North America Commercial Lines growth of 15% attributed to strong new business levels and higher retention on renewals as well as International Commercial Lines growth of 6%. Commercial Lines NPW growth benefited from higher renewal premium rates in most lines, particularly in Validus Re and Lexington, offset in part by a decline in Financial Lines due to lower premium rates and reduced capital markets activities. Personal Insurance NPW grew 6% on a constant dollar basis and adjusted for the lag elimination, primarily driven by lower quota share cession in North America Personal Lines, partially offset by the non-renewal of a contract in International Accident & Health.

•	First quarter 2023 APTI increased by $37 million to $1.2 billion from the prior year quarter due to higher underwriting income, which increased by $56 million to $502 million. Included in this result was $264 million of total catastrophe-related charges, representing 4.2 loss ratio points, of which, $126 million was due to two storms in New Zealand, compared to $288 million, or 4.5 loss ratio points, in the prior year quarter. Total catastrophe-related charges were $116 million in North America and $148 million in International. First quarter 2023 also included favorable prior year development (PYD), net of reinsurance, of $68 million compared to favorable PYD of $93 million in the prior year quarter.

•	The combined ratio improved 1.0 point from the prior year quarter to 91.9%. The AYCR improved 0.8 point from the prior year quarter to 88.7%, driven by a 0.8 point decrease in the accident year loss ratio, as adjusted* to 56.7%, reflecting continued earned-in rate exceeding loss cost trends in Commercial Lines. The expense ratio was flat at 32.0%.

•	Global Commercial Lines underwriting results continued to improve. The combined ratios for North America Commercial Lines and International Commercial Lines each improved 1.7 points to 87.1% and 91.9%, respectively, compared to the prior year quarter. The AYCR for North America Commercial Lines improved 2.4 points to 85.7%, and for International Commercial Lines increased by 0.2 point to 83.7%, driven by higher assumed allocation expenses, compared to the prior year quarter.

•	Global Personal Insurance underwriting income was lower, reflecting a mix shift in premiums and lower premiums earned compared to the prior year quarter. The North America Personal Insurance combined ratio of 107.9% and AYCR of 107.6%, increased 5.3 points and 2.4 points, respectively, compared to the prior year quarter, driven by higher catastrophe losses from February U.S. winter storms and a higher acquisition ratio due to changes in business mix and reinsurance structure. The International Personal Insurance combined ratio of 96.4% and AYCR of 95.9%, each had an increase of 0.7 point, from the prior year quarter, due to changes in business mix and an increase in general operating expense ratio attributable to the decline in premiums earned.

•	General Insurance return on adjusted segment common equity for the first quarter was 11.6% on an annualized basis, compared with 12.3% in the prior year quarter.

LIFE AND RETIREMENT

	Three Months Ended
	March 31,
($ in millions, except as indicated)	2022	2023	Change
Adjusted pre-tax income (loss)	$934	$886	(5)%
Individual Retirement	466	533	14
Group Retirement	241	187	(22)
Life Insurance	113	82	(27)
Institutional Markets	114	84	(26)

Premiums and fees	$1,579	$2,899	84%
Individual Retirement	241	252	5
Group Retirement	122	106	(13)
Life Insurance	931	917	(2)
Institutional Markets	285	1,624	470

Premiums and deposits	$7,265	$10,448	44%
Individual Retirement	3,881	4,883	26
Group Retirement	1,888	2,246	19
Life Insurance	1,169	1,156	(1)
Institutional Markets	327	2,163	NM

Net flows	$55	$(156)	NM	%
Individual Retirement	874	663	(24)
Group Retirement	(819)	(819)	—

Net investment income, APTI basis	$2,129	$2,277	7%
Return on adjusted segment common equity	12.2%	10.7%	(1.5	) pts

Life and Retirement

•	Life and Retirement reported APTI of $886 million for the first quarter of 2023, down 5% from $934 million in the prior year quarter. The decline was primarily driven by lower alternative investment returns and fee income, partially offset by higher base investment portfolio income and improved mortality experience. Base net investment yield increased by 60 basis points year-over-year.

•	Premiums increased to $2.2 billion from $0.8 billion and premiums and deposits* increased 44% to $10.4 billion from $7.3 billion, from the prior year quarter. This quarter benefited from strong sales in Fixed Annuities and Fixed Index Annuities as well as higher Group Retirement plan acquisitions and higher volume of transactional businesses with $1.5 billion of pension risk transfer activity and approximately $500 million of guaranteed investment contracts. Individual Retirement General Account net flows were $1.3 billion, up $542 million from last quarter.

•	The capital position of the business remains healthy with a Risk-Based Capital (RBC) ratio in the 410-420% range, above our target levels.

•	Life and Retirement return on adjusted segment common equity for the first quarter was 10.7% on an annualized basis, compared with 12.2% in the prior year quarter.

OTHER OPERATIONS

	Three Months Ended
	March 31,
($ in millions)	2022	2023	Change
Corporate and Other	$(547)	$(435)	20%
Asset Management Group	259	1	(100)
Adjusted pre-tax loss before consolidation and eliminations	(288)	(434)	(51)
Consolidation and eliminations	(133)	(57)	57
Adjusted pre-tax loss	$(421)	$(491)	(17)%

Other Operations

•	Other Operations adjusted pre-tax loss (APTL) of $491 million increased $70 million largely due to the impact of Consolidated Investment Entities (CIEs) on net investment income and consolidation and eliminations.

•	Before consolidation and eliminations, APTL deteriorated by $146 million, due to a decrease in alternative investment income and higher interest expense from operating debt primarily driven by Asset Management Group, partially offset by higher income from fixed maturity securities and short term investment as a result of yield uplift on parent liquidity funds and lower corporate general operating expenses.

•	Corporate general operating expenses decreased $27 million from the prior year quarter, despite an additional $29 million of expenses related to establishing Corebridge as a standalone company. Excluding this additional expense, corporate general operating expenses decreased $56 million year-over-year.

•	Consolidation and elimination activities decreased to $(57) million, driven by lower income from CIEs which are allocated to the operating companies and eliminated in Other Operations.

CONFERENCE CALL

AIG will host a conference call tomorrow, Friday, May 5, 2023 at 8:30 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast in the Investors section of www.aig.com. A replay will be available after the call at the same location.

#               #               #

Additional supplementary financial data is available in the Investors section at www.aig.com.

Certain statements in this press release and other publicly available documents may include, and members of AIG management may from time to time make and discuss, statements which, to the extent they are not statements of historical or present fact, may constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are intended to provide management’s current expectations or plans for AIG’s future operating and financial performance, based on assumptions currently believed to be valid and accurate. Forward-looking statements are often preceded by, followed by or include words such as “will,” “believe,” “anticipate,” “expect,” “expectations,” “intend,” “plan,” “strategy,” “prospects,” “project,” “anticipate,” “should,” “guidance,” “outlook,” “confident,” “focused on achieving,” “view,” “target,” “goal,” “estimate,” and other words of similar meaning in connection with a discussion of future operating or financial performance. These statements may include, among other things, projections, goals and assumptions that relate to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expense reduction efforts, the outcome of contingencies such as legal proceedings, anticipated organizational, business or regulatory changes, such as the separation of the Life and Retirement business from AIG, the effect of catastrophic events, both natural and man-made, and macroeconomic and/or geopolitical events, anticipated dispositions, monetization and/or acquisitions of businesses or assets, the successful integration of acquired businesses, management succession and retention plans, exposure to risk, trends in operations and financial results, and other statements that are not historical facts.

All forward-looking statements involve risks, uncertainties and other factors that may cause AIG’s actual results and financial condition to differ, possibly materially, from the results and financial condition expressed or implied in the forward-looking statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in specific projections, goals, assumptions and other forward-looking statements include, without limitation:

•	the impact of adverse developments affecting economic conditions in the markets in which AIG and its businesses operate in the U.S. and globally, including adverse developments related to financial market conditions, macroeconomic trends, recent stress in the banking sector, fluctuations in interest rates and foreign currency exchange rates, inflationary pressures, pressures on the commercial real estate market, an economic slowdown or recession, uncertainty regarding the U.S. federal government’s debt limit, and geopolitical events or conflicts, including the conflict between Russia and Ukraine;

•	occurrence of catastrophic events, both natural and man-made, including the effects of climate change, geopolitical events and conflicts and civil unrest;

•	disruptions in the availability or accessibility of AIG's or a third party’s information technology systems, including hardware and software, infrastructure or networks, and the inability to safeguard the confidentiality and integrity of customer, employee or company data, due to cyberattacks, data security breaches, or infrastructure vulnerabilities;

•	AIG's ability to realize expected strategic, financial, operational or other benefits from the separation of Corebridge as well as AIG’s equity market exposure to Corebridge;

•	the effectiveness of strategies to retain and recruit key personnel and to implement effective succession plans;

•	AIG’s ability to successfully dispose of, monetize and/or acquire businesses or assets or successfully integrate acquired businesses;

•	concentrations in AIG’s investment portfolios;

•	AIG’s reliance on third-party investment managers;

•	changes in the valuation of AIG’s investments;

•	AIG’s reliance on third parties to provide certain business and administrative services;

•	availability of adequate reinsurance or access to reinsurance on acceptable terms;

•	concentrations of AIG’s insurance, reinsurance and other risk exposures;

•	nonperformance or defaults by counterparties, including Fortitude Reinsurance Company Ltd. (Fortitude Re);

•	changes in judgments concerning potential cost-saving opportunities;

•	AIG's ability to effectively implement changes under AIG 200, including the ability to realize cost savings;

•	AIG's ability to adequately assess risk and estimate related losses as well as the effectiveness of AIG’s enterprise risk management policies and procedures, including with respect to business continuity and disaster recovery plans;

•	difficulty in marketing and distributing products through current and future distribution channels;

•	actions by rating agencies with respect to AIG’s credit and financial strength ratings as well as those of its businesses and subsidiaries;

•	changes to sources of or access to liquidity;

•	changes in judgments concerning the recognition of deferred tax assets and the impairment of goodwill;

•	changes in judgments or assumptions concerning insurance underwriting and insurance liabilities;

•	changes in accounting principles and financial reporting requirements;

•	the effects of sanctions, including those related to the conflict between Russia and Ukraine and the failure to comply with those sanctions;

•	the effects of changes in laws and regulations, including those relating to the regulation of insurance, in the U.S. and other countries in which AIG and its businesses operate;

•	changes to tax laws in the U.S. and other countries in which AIG and its businesses operate;

•	the outcome of significant legal, regulatory or governmental proceedings;

•	the impact of COVID-19 and its variants or other pandemics and responses thereto;

•	AIG’s ability to effectively execute on sustainability targets and standards, and AIG’s ability to address evolving stakeholder expectations with respect to environmental, social and governance matters; and

•	such other factors discussed in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023 (which will be filed with the Securities and Exchange Commission (SEC)) and Part I, Item 1A. Risk Factors and Part II, Item 7. MD&A in AIG Annual Report on Form 10-K for the year ended December 31, 2022.

Forward-looking statements speak only as of the date of this press release, or in the case of any document incorporated by reference, the date of that document. AIG is not under any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Additional information as to factors that may cause actual results to differ materially from those expressed or implied in any forward-looking statements is disclosed from time to time in our filings with the SEC.

#                #                #

COMMENT ON REGULATION G AND NON-GAAP FINANCIAL MEASURES

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “Non-GAAP financial measures” under SEC rules and regulations. GAAP is the acronym for generally accepted accounting principles in the United States. The non-GAAP financial measures AIG presents are listed below and may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables attached to this news release or in the First Quarter 2023 Financial Supplement available in the Investors section of AIG’s website, www.aig.com.

Unless otherwise mentioned or unless the context indicates otherwise, we use the terms “AIG,” “we,” “us” and “our” to refer to American International Group, Inc., a Delaware corporation, and its consolidated subsidiaries.

AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.

Book value per common share, excluding accumulated other comprehensive income (loss) (AOCI) adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets and deferred tax assets (DTA) (Adjusted book value per common share) is used to show the amount of our net worth on a per-common share basis after eliminating items that can fluctuate significantly from period to period, including changes in fair value (1) of AIG’s available for sale securities portfolio, (2) of market risk benefits attributable to our own credit risk and (3) due to discount rates used to measure traditional and limited payment long-duration insurance contracts, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of our available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets held by AIG in support of Fortitude Re’s reinsurance obligations to AIG post deconsolidation of Fortitude Re (Fortitude Re funds withheld assets) since these fair value movements are economically transferred to Fortitude Re. We exclude deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in these book value per common share metrics. Adjusted book value per common share is derived by dividing total AIG common shareholders’ equity, excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and DTA (Adjusted common shareholders’ equity), by total common shares outstanding.

Book Value per Common Share, Excluding Goodwill, Value of Business Acquired (VOBA), Value of Distribution Channel Acquired (VODA), Other Intangible Assets, AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and Deferred Tax Assets (DTA) (Adjusted Tangible Book Value per Common Share) is used to provide more accurate measure of the realizable value of shareholder on a per-common share basis. Adjusted Tangible Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding intangible assets, AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and DTA (Adjusted Tangible Common Shareholders’ Equity), by total common shares outstanding.

AIG Return on Common Equity (ROCE) – Adjusted After-tax Income Excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets and DTA (Adjusted return on common equity) is used to show the rate of return on common shareholders’ equity. We believe this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period, including changes in fair value (1) of AIG’s available for sale securities portfolio, (2) of market risk benefits attributable to our own credit risk and (3) due to discount rates used to measure traditional and limited payment long-duration insurance contracts, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of our available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets since these fair value movements are economically transferred to Fortitude Re. We exclude deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Adjusted Return on Common Equity. Adjusted Return on Common Equity is derived by dividing actual or annualized adjusted after-tax income attributable to AIG common shareholders by average Adjusted Common Shareholders’ Equity.

General Insurance and Life and Retirement Adjusted Segment Common Equity is based on segment equity adjusted for the attribution of debt and preferred stock (Segment Common Equity) and is consistent with AIG’s Adjusted Common Shareholders’ Equity definition.

General Insurance and Life and Retirement Return on Adjusted Segment Common Equity – Adjusted After-tax Income (Return on adjusted segment common equity) is used to show the rate of return on Adjusted Segment Common Equity. Return on Adjusted Segment Common Equity is derived by dividing actual or annualized Adjusted After-tax Income by Average Adjusted Segment Common Equity.

Adjusted After-tax Income Attributable to General Insurance and Life and Retirement is derived by subtracting attributed interest expense, income tax expense and attributed dividends on preferred stock from APTI. Attributed debt and the related interest expense and dividends on preferred stock are calculated based on our internal allocation model. Tax expense or benefit is calculated based on an internal attribution methodology that considers among other things the taxing jurisdiction in which the segments conduct business, as well as the deductibility of expenses in those jurisdictions.

Adjusted revenues exclude Net realized gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes), changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes) and income from elimination of the International reporting lag. Adjusted revenues is a GAAP measure for our segments.

Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income from continuing operations before income tax. This definition is consistent across our segments. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to our current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that we believe to be common to the industry. APTI is a GAAP measure for our segments. Excluded items include the following:

•	changes in fair value of securities used to hedge guaranteed living benefits;
•	net change in market risk benefits (MRBs);
•	changes in benefit reserves related to net realized gains and losses;
•	changes in the fair value of equity securities;
•	net investment income on Fortitude Re funds withheld assets;
•	following deconsolidation of Fortitude Re, net realized gains and losses on Fortitude Re funds withheld assets;
•	loss (gain) on extinguishment of debt;
•	all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized gains and losses to specific APTI line items based on the economic risk being hedged (e.g. net investment income and interest credited to policyholder account balances);
•	income or loss from discontinued operations;
•	net loss reserve discount benefit (charge);
•	pension expense related to lump sum payments to former employees;
•	net gain or loss on divestitures and other;
•	non-operating litigation reserves and settlements;
•	restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify our organization;
•	the portion of favorable or unfavorable prior year reserve development for which we have ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain;
•	integration and transaction costs associated with acquiring or divesting businesses;
•	losses from the impairment of goodwill;
•	non-recurring costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles; and
•	income from elimination of the international reporting lag.

Adjusted After-tax Income attributable to AIG common shareholders (AATI) is derived by excluding the tax effected APTI adjustments described above, dividends on preferred stock, noncontrolling interest on net realized gains (losses), other non-operating expenses and the following tax items from net income attributable to AIG:

•	deferred income tax valuation allowance releases and charges;
•	changes in uncertain tax positions and other tax items related to legacy matters having no relevance to our current businesses or operating performance; and
•	net tax charge related to the enactment of the Tax Cuts and Jobs Act.

See page 15 for the reconciliation of Net income attributable to AIG to Adjusted After-tax Income Attributable to AIG.

Ratios: We, along with most property and casualty insurance companies, use the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. Our ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

Accident year loss and Accident year combined ratios, as adjusted (Accident year loss ratio, ex-CAT and Accident year combined ratio, ex-CAT): both the accident year loss and accident year combined ratios, as adjusted, exclude catastrophe losses (CATs) and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events, in each case, having a net impact on AIG in excess of $10 million and man-made catastrophe losses, such as terrorism and civil disorders that exceed the $10 million threshold. We believe that as adjusted ratios are meaningful measures of our underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. We also exclude prior year development to provide transparency related to current accident year results.

Underwriting ratios are computed as follows:

a.	Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)
b.	Acquisition ratio = Total acquisition expenses ÷ NPE
c.	General operating expense ratio = General operating expenses ÷ NPE
d.	Expense ratio = Acquisition ratio + General operating expense ratio
e.	Combined ratio = Loss ratio + Expense ratio
f.	CATs and reinstatement premiums = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes] – Loss ratio
g.	Accident year loss ratio, as adjusted (AYLR ex-CAT) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums + Adjustment for ceded premium under reinsurance contracts related to prior accident years]
h.	Accident year combined ratio, as adjusted (AYCR ex-CAT) = AYLR ex-CAT + Expense ratio
i.	Prior year development net of reinsurance and prior year premiums = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums] – Loss ratio – CATs and reinstatement premiums ratio.

Premiums and deposits: includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life-contingent payout annuities, as well as deposits received on universal life, investment-type annuity contracts, Federal Home Loan Bank funding agreements and mutual funds. We believe the measure of premiums and deposits is useful in understanding customer demand for our products, evolving product trends and our sales performance period over period.

Results from discontinued operations are excluded from all of these measures.

#              #              #

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies offer insurance solutions that help businesses and individuals in approximately 70 countries and jurisdictions protect their assets and manage risks. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc.. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc.. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income

	Three Months Ended March 31,
	2022				2023
		Total Tax	Non-			Total Tax	Non-
		(Benefit)	controlling	After		(Benefits)	controlling	After
	Pre-tax	Charge	Interests(d)	Tax	Pre-tax	Charge	Interests(d)	Tax
Pre-tax income (loss)/net income (loss), including noncontrolling interests	$5,714	$1,154	$—	$4,560	$(231)	$(144)	$—	$(87)
Noncontrolling interests			(387)	(387)			117	117
Pre-tax income (loss)/net income attributable to AIG	5,714	1,154	(387)	4,173	(231)	(144)	117	30
Dividends on preferred stock				7				7
Net income attributable to AIG common shareholders				4,166				23
Adjustments:
Changes in uncertain tax positions and other tax adjustments		91	—	(91)		22	—	(22)
Deferred income tax valuation allowance (releases) charges		6	—	(6)		(19)	—	19
Changes in fair value of securities used to hedge guaranteed living benefits	(13)	(3)	—	(10)	3	1	—	2
Change in market risk benefit, net(a)	(233)	(49)	—	(184)	196	41	—	155
Changes in benefit reserves related to net realized gains (losses)	(2)	—	—	(2)	(6)	(1)	—	(5)
Changes in the fair value of equity securities	27	6	—	21	(51)	(11)	—	(40)
Net investment income on Fortitude Re funds withheld assets	(291)	(61)	—	(230)	(446)	(94)	—	(352)
Net realized (gains) losses on Fortitude Re funds withheld assets	140	29	—	111	31	7	—	24
Net realized (gains) losses on Fortitude Re funds withheld embedded derivative	(3,318)	(697)	—	(2,621)	1,165	245	—	920
Net realized (gains) losses(b)	(349)	(105)	—	(244)	766	208	—	558
Net (gain) loss on divestitures and other	(40)	(9)	—	(31)	2	—	—	2
Non-operating litigation reserves and settlements	(34)	(7)	—	(27)	(1)	—	—	(1)
Favorable prior year development and related amortization changes ceded under retroactive reinsurance agreements	—	—	—	—	(19)	(4)	—	(15)
Net loss reserve discount (benefit) charge	(20)	(5)	—	(15)	64	13	—	51
Integration and transaction costs associated with acquiring or divesting businesses	46	10	—	36	52	11	—	41
Restructuring and other costs	93	19	—	74	117	25	—	92
Non-recurring costs related to regulatory or accounting changes	4	1	—	3	13	3	—	10
Net impact from elimination of international reporting lag(c)	—	—	—	—	(12)	(3)	—	(9)
Noncontrolling interests(d)			278	278			(242)	(242)
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$1,724	$380	$(109)	$1,228	$1,643	$300	$(125)	$1,211

(a)	Includes realized gains and losses on certain derivative instruments used for non-qualifying (economic) hedging.
(b)	Includes all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication and net realized gains and losses on Fortitude Re funds withheld assets.
(c)	Effective in the quarter ended December 31, 2022, the foreign property and casualty subsidiaries report on a calendar year ending December 31. We determined that the effect of not retroactively applying this change was immaterial to our Consolidated Financial Statements for the current and prior periods. Therefore, we reported the cumulative effect of the change in accounting principle within the Consolidated Statements of Income (Loss) for the year ended December 31, 2022 and did not retrospectively apply the effects of this change to prior periods.
(d)	Includes the portion of equity interest of non-operating income of Corebridge and consolidated investment entities that AIG does not own.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share data)

Summary of Key Financial Metrics

	Three Months Ended March 31,
Earnings per common share:	2022	2023	% Inc. (Dec.)
Basic
Income from continuing operations	$5.10	$0.03	(99.4)%
Income from discontinued operations	—	—	NM
Net income attributable to AIG common shareholders	$5.10	$0.03	(99.4)
Diluted
Income from continuing operations	5.04	$0.03	(99.4)
Income from discontinued operations	—	—	NM
Net income attributable to AIG common shareholders	$5.04	$0.03	(99.4)
Adjusted after-tax income attributable to AIG common shareholders per diluted share	$1.49	$1.63	9.4%
Weighted average shares outstanding:
Basic	816.3	738.7
Diluted	826.0	744.1

Reconciliation of Book Value per Common Share

As of period end:	March 31, 2022	December 31, 2022	March 31, 2023
Total AIG shareholders' equity	$56,457	$40,970	$43,317
Less: Preferred equity	485	485	485
Total AIG common shareholders' equity (a)	55,972	40,485	42,832
Less: Deferred tax assets (DTA)*	4,940	4,518	4,543
Less: Accumulated other comprehensive income (AOCI)	(7,029)	(22,616)	(19,329)
Add: Cumulative unrealized gains and losses related to Fortitude Re Funds withheld assets	48	(2,862)	(2,418)
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(7,077)	(19,754)	(16,911)
Total adjusted common shareholders' equity (b)	$58,109	$55,721	$55,200
Less: Intangible assets:
Goodwill	4,009	3,927	3,939
Value of business acquired	107	92	92
Value of distribution channel acquired	448	418	408
Other intangibles	291	286	284
Total intangible assets	4,855	4,723	4,723
Total adjusted tangible common shareholders' equity (c)	$53,254	$50,998	$50,477
Total common shares outstanding (d)	800.2	734.1	727.6

As of period end:	March 31, 2022	% Inc. (Dec.)	December 31, 2022	% Inc. (Dec.)	March 31, 2023
Book value per common share (a÷d)	$69.95	(15.8)%	$55.15	6.7%	$58.87
Adjusted book value per common share (b÷d)	72.62	4.5	75.90	—	75.87
Adjusted tangible book value per common share (c÷d)	66.55	4.2	69.47	(0.1)	69.37

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share data)

Reconciliation of Return On Common Equity

	Three Months Ended March 31,
	2022	2023
Actual or annualized net income (loss) attributable to AIG common shareholders (a)	$16,664	$92
Actual or annualized adjusted after-tax income attributable to AIG common shareholders (b)	$4,912	$4,844
Average AIG Common Shareholders' equity (c)	$60,778	$41,659
Less: Average DTA*	5,081	4,531
Less: Average AOCI	(979)	(20,973)
Add: Average cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	1,420	(2,640)
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(2,399)	(18,333)
Average adjusted common shareholders' equity (d)	$58,096	$55,461

ROCE (a÷c)	27.4%	0.2%
Adjusted return on common equity (b÷d)	8.5%	8.7%

*	Represents deferred tax assets only related to U.S. net operating loss and foreign tax credit carryforwards on a U.S. GAAP basis and excludes other balance sheet deferred tax assets and liabilities.

Reconciliation of Net Investment Income

	Three Months Ended
	March 31,
	2022	2023
Net Investment Income per Consolidated Statements of Operations	$3,237	$3,533
Changes in fair value of securities used to hedge guaranteed living benefits	(14)	(13)
Changes in the fair value of equity securities	27	(51)
Net investment income on Fortitude Re funds withheld assets	(291)	(446)
Net realized gains (losses) related to economic hedges and other	39	53
Net impact from elimination of International reporting lag	—	(1)
Total Net Investment Income - APTI Basis	$2,998	$3,075

Net Premiums Written - Change in Constant Dollar and Lag Adjusted

	Three Months Ended March 31, 2023
				North
		Global -	Global -	America	International -
	General	Commercial	Personal	Commercial	Commercial	Personal
General Insurance	Insurance	Lines	Insurance	Lines	Lines	Insurance
Change in net premiums written
Increase (decrease) in original currency and adjusted for lag elimination	10.1%	11.3%	6.4%	14.9%	5.7%	(1.3)%
Foreign exchange effect	(4.1)	(2.8)	(8.4)	(0.8)	(5.2)	(8.9)
Lag elimination impact	(1.0)	(2.0)	2.4	—	(4.8)	2.5
Increase (decrease) as reported in U.S. dollars	5.0%	6.5%	0.4%	14.1%	(4.3)%	(7.7)%

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share data)

Reconciliations of Accident Year Loss and Accident Year Combined Ratios, as Adjusted

	Three Months Ended
	March 31,
	2022	2023
Total General Insurance
Combined ratio	92.9	91.9
Catastrophe losses and reinstatement premiums	(4.5)	(4.2)
Prior year development, net of reinsurance and prior year premiums	1.1	1.0
Accident year combined ratio, as adjusted	89.5	88.7

North America
Combined ratio	90.8	90.0
Catastrophe losses and reinstatement premiums	(2.1)	(3.9)
Prior year development, net of reinsurance and prior year premiums	1.9	2.6
Accident year combined ratio, as adjusted	90.6	88.7

North America - Commercial Lines
Combined ratio	88.8	87.1
Catastrophe losses and reinstatement premiums	(2.4)	(4.1)
Prior year development, net of reinsurance and prior year premiums	1.7	2.7
Accident year combined ratio, as adjusted	88.1	85.7

North America - Personal Insurance
Combined ratio	102.6	107.9
Catastrophe losses and reinstatement premiums	(0.7)	(2.7)
Prior year development, net of reinsurance and prior year premiums	3.3	2.4
Accident year combined ratio, as adjusted	105.2	107.6

International
Combined ratio	94.5	93.8
Catastrophe losses and reinstatement premiums	(6.4)	(4.5)
Prior year development, net of reinsurance and prior year premiums	0.5	(0.6)
Accident year combined ratio, as adjusted	88.6	88.7

International - Commercial Lines
Combined ratio	93.6	91.9
Catastrophe losses and reinstatement premiums	(9.9)	(6.9)
Prior year development, net of reinsurance and prior year premiums	(0.2)	(1.3)
Accident year combined ratio, as adjusted	83.5	83.7

International - Personal Insurance
Combined ratio	95.7	96.4
Catastrophe losses and reinstatement premiums	(1.8)	(1.1)
Prior year development, net of reinsurance and prior year premiums	1.3	0.6
Accident year combined ratio, as adjusted	95.2	95.9

Global - Commercial Insurance
Combined ratio	91.0	89.2
Catastrophe losses and reinstatement premiums	(5.8)	(5.3)
Prior year development, net of reinsurance and prior year premiums	0.8	1.0
Accident year combined ratio, as adjusted	86.0	84.9

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share data)

Reconciliation of General Insurance Return on Adjusted Segment Common Equity

	Three Months Ended
	March 31,
	2022	2023
Adjusted pre-tax income	$1,211	$1,248
Interest expense on attributed financial debt	148	126
Adjusted pre-tax income including attributed interest expense	1,063	1,122
Income tax expense	246	252
Adjusted after-tax income	817	870
Dividends declared on preferred stock	3	3
Adjusted after-tax income attributable to common shareholders	$814	$867

Ending adjusted segment common equity	$26,618	$29,543
Average adjusted segment common equity	$26,543	$29,936
Return on adjusted segment common equity	12.3%	11.6%

Total segment shareholder’s equity	$24,576	$24,522
Less: Preferred equity	206	211
Total segment common equity	24,370	24,311
Less: Accumulated other comprehensive income (AOCI)	(2,455)	(5,821)
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(207)	(589)
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(2,248)	(5,232)
Total adjusted segment common equity	$26,618	$29,543

Reconciliation of Life and Retirement Return on Adjusted Segment Common Equity

	Three Months Ended
	March 31,
	2022	2023
Adjusted pre-tax income	$934	$886
Interest expense on attributed financial debt	74	115
Adjusted pre-tax income including attributed interest expense	860	771
Income tax expense	174	154
Adjusted after-tax income	686	617
Dividends declared on preferred stock	2	2
Adjusted after-tax income attributable to common shareholders	$684	$615

Ending adjusted segment common equity	$22,892	$22,945
Average adjusted segment common equity	$22,408	$23,062
Return on adjusted segment common equity	12.2%	10.7%

Total segment shareholder’s equity	$20,824	$10,689
Less: Preferred equity	152	161
Total segment common equity	20,672	10,528
Less: Accumulated other comprehensive income (AOCI)	(1,965)	(14,246)
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	255	(1,829)
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(2,220)	(12,417)
Total adjusted segment common equity	$22,892	$22,945

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share data)

Reconciliations of Premiums and Deposits

	Three Months Ended
	March 31,
	2022	2023
Individual Retirement:
Premiums	$56	$78
Deposits	3,830	4,807
Other	(5)	(2)
Premiums and deposits	$3,881	$4,883

Group Retirement:
Premiums	$8	$6
Deposits	1,880	2,240
Other	—	—
Premiums and deposits	$1,888	$2,246

Life Insurance:
Premiums	$547	$542
Deposits	397	398
Other	225	216
Premiums and deposits	$1,169	$1,156

Institutional Markets:
Premiums	$238	$1,575
Deposits	82	581
Other	7	7
Premiums and deposits	$327	$2,163

Total Life and Retirement:
Premiums	$849	$2,201
Deposits	6,189	8,026
Other	227	221
Premiums and deposits	$7,265	$10,448

Total Debt and Preferred Stock Leverage

Three Months Ended
March 31, 2023
Hybrids / Total capital	2.9%
Financial debt / Total capital (including AOCI)	29.2
Total debt / Total capital	32.1
Preferred stock / Total capital (including AOCI)	0.7
Total debt & preferred stock / Total capital (including AOCI)	32.8
AOCI Impact	(6.5)
Total debt & preferred stock / Total capital (excluding AOCI)	26.3%